NEWS RELEASE

July 20, 2017

NCR Announces Second Quarter 2017 Results

DULUTH, Ga. - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2017. Second quarter highlights include:

•	GAAP diluted EPS of $0.64, up 31% from $0.49 in the prior year; Non-GAAP diluted EPS of $0.80, up 13% constant currency from $0.72 in the prior year

•	Revenue of $1.59 billion, down 2% as reported and up 3% excluding FX and the IPS divestiture

•	Software revenue up 3% driven by cloud growth of 9%; Net ACV of $18 million in the quarter, up 13%

•	GAAP gross margin rate expanded 160 basis points to 29.1%; Non-GAAP gross margin rate expanded 150 basis points constant currency to 30.1%

•	GAAP operating margin rate expanded 110 basis points to 11.2%; Non-GAAP operating margin rate expanded 90 basis points constant currency to 13.5%

•	2017 Revenue, diluted EPS, and cash flow guidance reaffirmed

"The second quarter is a great example of the strength of NCR's transformed business model over the last decade. The diversity of our revenue streams and growing strength in software, particularly cloud, drove financial results that were in-line with our expectations and keep us on target to achieve our full year outlook," said Chairman and CEO Bill Nuti. "We are clearly benefiting from the breadth of our solution offers, and our customers' increasing investments in omni-channel software, channel transformation, and digital enablement solutions across all of our end-markets. It is also clear that we continue to gain market share in strategic areas that drive recurring revenue, such as cloud and Services, and in an expanding smart-edge of the enterprise, including self-checkout and new modalities of point-of-sale, such as mobile POS, and interactive POS devices in new markets. As we move into the second half of the year, our goal is to further expand our leadership position in the omni-channel market, while continuing to focus on disruptive innovation, solution development, and market-leading Services delivery."

In this release, we use certain performance metrics as well as certain non-GAAP measures, including presenting certain measures on a constant currency and adjusted constant currency basis. The performance metrics include net annual contract value (or Net ACV) and the non-GAAP measures include free cash flow and others with the words “non-GAAP," "adjusted," or "constant currency" in their titles. The performance metrics are listed and described, and the non-GAAP measures are listed, described, and reconciled to their most directly comparable GAAP measures, under the heading "Performance Metrics and Non-GAAP Financial Measures" later in this release.

Second Quarter 2017 Operating Results

Revenue
Second quarter revenue of $1.59 billion was down 2%  year-over-year. On an adjusted constant currency basis, second quarter revenue was up 3%. Foreign currency fluctuations and the IPS divestiture had an unfavorable impact on the revenue comparison of 2% and 3%, respectively.

The following table shows the revenue by segment for the second quarter:

$ in millions	2017	2016	% Change	% Change Adjusted Constant Currency
Software License	$77	$82	(6%)	(6%)
Software Maintenance	91	91	—%	1%
Cloud	145	133	9%	9%
Professional Services	151	146	3%	5%
Software Revenue	$464	$452	3%	3%

Services Revenue	$588	$574	2%	4%

ATM	$227	$286	(21%)	(20%)
SCO	96	70	37%	37%
POS	213	180	18%	20%
IPS	5	58	(91%)	(21%)
Hardware Revenue	$541	$594	(9%)	1%

Total Revenue	$1,593	$1,620	(2%)	3%

Software revenue was up 3% on a constant currency basis primarily due to continued demand for NCR's channel transformation with increases in cloud revenues of 9% and professional services of 5%. Software license revenue was down 6% due to unattached software license revenue that is now expected in the back half of the year. Software maintenance revenues returned to growth.

Services revenue was up 4% on a constant currency basis driven by hardware maintenance growth as a result of improving channel transformation trends, combined with increased managed and implementation services.

Hardware revenue was up 1% on a constant currency basis due to continued growth in SCO of 37% and an increase in POS revenues of 20%, driven by ongoing momentum in channel transformation. ATM revenues declined 20%, as anticipated. ATM revenue is expected to improve in the fourth quarter as larger customer roll-outs are scheduled to take place.

Gross Margin
Second quarter gross margin of $463 million increased 4% from $446 million. Second quarter gross margin (non-GAAP) of $479 million increased 3% from $465 million. Gross margin rate was 29.1%, up from 27.5%. Gross margin rate (Non-GAAP) was 30.1%, up from 28.7%. The increase in gross margin was due to continued focus on productivity improvements, particularly in our Services segment.

Expenses
Second quarter operating expenses of $285 million increased from $283 million. Second quarter operating expenses (non-GAAP) of $264 million increased from $258 million. The increase in expenses was a result of increased investment in research and development.

Operating Income
Second quarter operating income of $178 million increased 9% from $163 million. Second quarter operating income (non-GAAP) of $215 million increased 4% from $207 million. Operating margin rate was 11.2%, up from 10.1%. Operating margin rate (non-GAAP) was 13.5%, up from 12.8%. Operating income was up as a result of higher revenue and gross margin rate expansion, offset by higher operating expenses.

Other (Expense)
Second quarter other (expense) of $48 million decreased 17% from $58 million. Second quarter other (expense) (non-GAAP) of $48 million decreased 9% from $53 million. The decrease was primarily due to a more favorable foreign currency impact and lower interest expense compared to the prior year period.

Income Tax Expense
Second quarter income tax expense of $33 million increased from $31 million. Second quarter income tax expense (non-GAAP) of $45 million was flat.

Net Income from Continuing Operations Attributable to NCR
Second quarter net income from continuing operations attributable to NCR of $97 million increased from $76 million. Second quarter net income from continuing operations attributable to NCR (non-GAAP) of $122 million increased from $111 million.

Cash Flow
Second quarter cash provided by operating activities of $95 million decreased from $121 million. Free cash flow was $18 million in the second quarter of 2017 as compared to $55 million in the second quarter of 2016. The decreases were due to higher working capital needs as we plan for increased revenues later in the year. Year-to-date cash provided by operating activities was $138 million compared to $144 million in the prior year, and year-to-date free cash flow was $6 million compared to free cash flow of $26 million in the prior year.

2017 Outlook

We are reaffirming our full year 2017 revenue guidance. Revenue is expected to be $6.63 billion to $6.75 billion, which represents expected revenue growth of 1% to 3% as reported and 4% to 6% adjusted constant currency. The 2017 revenue guidance includes expected foreign currency headwinds of $25 million in revenue. The 2017 expected growth rates also exclude approximately $124 million of IPS revenue from 2016 due to the IPS divestiture in May 2016.

We are also reaffirming our GAAP diluted earnings per share guidance of $2.20 to $2.32, and our non-GAAP diluted earnings per share guidance of $3.32 to $3.42. We expect GAAP diluted earnings per share to be up 22% to 29% and non-GAAP diluted earnings per share to be up 10% to 13% constant currency. The 2017 non-GAAP diluted earnings per share guidance includes an expected favorable foreign currency impact of $0.01.

Additionally, we continue to expect net cash provided by operating activities to be $805 million to $830 million and free cash flow to be $500 million to $525 million, or approximately 95% to 100% of non-GAAP net income.

Q3 2017 Outlook

For the third quarter of 2017, revenue is expected to be $1.66 billion to $1.70 billion, GAAP diluted earnings per share is expected to be $0.65 to $0.72, and non-GAAP diluted earnings per share is expected to be $0.88 to $0.93. The third quarter 2017 guidance includes expected foreign currency headwinds of $10 million in revenue and $0.02 in diluted earnings per share.

NCR will provide additional information regarding its third quarter and full year 2017 guidance during its second quarter earnings conference call and webcast.

2017 Second Quarter Earnings Conference Call

A conference call is scheduled for today at 4:30 p.m. (EDT) to discuss the second quarter 2017 results and guidance for third quarter and full year 2017. Access to the conference call and accompanying slides, as well as a replay of the call, are available on NCR's web site at http://investor.ncr.com/. Additionally, the live call can be accessed by dialing 888-820-9413 (United States/Canada Toll-free) or 786-460-7169 (International Toll) and entering the participant passcode 3741909.

More information on NCR’s Q2 2017 earnings, including additional financial information and analysis, is available on NCR’s Investor Relations website at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in omni-channel solutions, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables nearly 550 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 33,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. NCR encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com
Twitter: @NCRCorporation
Facebook: www.facebook.com/ncrcorp
LinkedIn: https://www.linkedin.com/company/ncr-corporation
YouTube: www.youtube.com/user/ncrcorporation

News Media Contact
Scott Sykes
NCR Corporation
212.589.8428
scott.sykes@ncr.com

Investor Contact
Michael Nelson
NCR Corporation
678.808.6995
michael.nelson@ncr.com

Note to Investors This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. The forward-looking statements in this release include statements about NCR’s growing strength in software; the expectation of continued gains in market share and the expansion of smart-edge devices; NCR’s goals for the second half of the year; the completion of scheduled large customer ATM roll-outs and expected improvement in ATM revenue in the back half of 2017; and NCR’s full-year and third quarter financial guidance and outlook (including the sections entitled “2017 Outlook” and “Q3 2017 Outlook”) and the expected type and magnitude of the non-operational adjustments included in any forward-looking non-GAAP measures. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR’s control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of end-market demand for ATMs and other financial services hardware; domestic and global economic and credit conditions including, in particular, those resulting from uncertainty in the "BRIC" economies, economic sanctions against Russia, the determination by Britain to exit the European Union, the potential for changes to global or regional trade agreements or the imposition of protectionist trade policies, and the imposition of import or export tariffs or border adjustments; the impact of our indebtedness and its terms on our financial and operating activities; the impact of the terms of our strategic relationship with Blackstone and our Series A Convertible Preferred Stock; the transformation of our business model and our ability to sell higher-margin software and services; the possibility of disruptions in or problems with our data center hosting facilities; cybersecurity risks and compliance with data privacy and protection requirements; foreign currency fluctuations; our ability to successfully introduce new solutions and compete in the information technology industry; our ability to improve execution in our sales and services organizations; defects or errors in our products; manufacturing disruptions; collectability difficulties in subcontracting relationships in Emerging Industries; the historical seasonality of our sales; the availability and success of acquisitions, divestitures and alliances, including the divestiture of our Interactive Printer Solutions business; our pension strategy and underfunded pension obligation; the success of our restructuring plans and cost reduction initiatives; tax rates; reliance on third party suppliers; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions. Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8- K. Any forward-looking statement speaks only as of the date on which it is made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Performance Metrics and Non-GAAP Financial Measures

Performance Metrics. The term “net annual contract value” or “net ACV” for any particular period means NCR’s net bookings for cloud revenue during the period, and is calculated as twelve months of expected subscription revenues under new cloud contracts during such period less twelve months of subscription revenues under cloud contracts that expired or were terminated during such period.

Non-GAAP Financial Measures. While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, in this release NCR also uses the non-GAAP measures listed and described below.

Diluted EPS (non-GAAP), Gross Margin (non-GAAP), Gross Margin Rate (non-GAAP), Operating Expenses (non-GAAP), Operating Income (non-GAAP), Operating Margin Rate (non-GAAP), Other (Expense) (non-GAAP), Income Tax Expense (non-GAAP), and Net Income from Continuing Operations Attributable to NCR (non-GAAP). NCR’s diluted earnings per share (non-GAAP), gross margin (non-GAAP), gross margin rate (non-GAAP), operating expenses (non-GAAP), operating income (non-GAAP), operating margin rate (non-GAAP), other (expense) (non-GAAP), income tax expense (non-GAAP), and net income from continuing operations attributable to NCR (non-GAAP) are determined by excluding pension mark-to-market adjustments, pension settlements, pension curtailments and pension special termination benefits and other special items, including amortization of acquisition related intangibles, from NCR’s GAAP earnings per share, gross margin, gross margin rate, expenses, income from operations, operating margin rate, other (expense), income tax expense and net income from continuing operations attributable to NCR, respectively.

Due to the non-operational nature of these pension and other special items, NCR's management uses these non-GAAP measures to evaluate year-over-year operating performance. NCR also uses operating income (non-GAAP) and diluted EPS (non-GAAP), to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR believes these measures are useful for investors because they provide a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results.

Free Cash Flow and Free Cash Flow as a Percentage of Non-GAAP Net Income (or Free Cash Flow Conversion Rate). NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, additions to capitalized software, discretionary pension contributions and pension settlements. NCR's management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the Company's existing businesses, strategic acquisitions, strengthening the Company's balance sheet, repurchase of Company stock and repayment of the Company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. NCR also describes free cash flow as a percentage of non-GAAP net income (or the cash flow conversion rate). NCR’s management targets an annual free cash flow conversion rate at or above the range described in this release because management believes that a conversion rate at or above that range represents the efficient conversion of non-GAAP net income to free cash flow for its business. Free cash flow and free cash flow conversion do not have uniform definitions under GAAP and, therefore, NCR's definitions may differ from other companies' definitions of these measures.

Constant Currency, IPS Divestiture and Adjusted Constant Currency. NCR presents certain financial measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation by translating prior period results at current period monthly average exchange rates. Due to the overall variability of foreign exchange rates from period to period, NCR’s management uses constant currency measures to evaluate period-over-period operating performance on a more consistent and comparable basis. NCR also presents certain financial measures on an adjusted constant currency basis, which excludes both the effects of foreign currency translation, as described above, and the results of NCR’s Interactive Printer Solutions (IPS) business for the comparable prior period after completion of the sale of the business (which results were previously included in NCR’s Hardware segment). NCR completed the sale of all but the Middle East and Africa assets of its Interactive Printer Solutions (IPS) division to Atlas Holdings LLC on May 27, 2016. NCR’s management believes that presentation of financial measures without these results is more representative of the company's period-over-period operating performance, and provides additional insight into historical and/or future performance, which may be helpful for investors.

NCR's definitions and calculations of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP. These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below or, in the case of quarterly free cash flow, in the body of this release.

Reconciliation of Gross Margin (GAAP) to Gross Margin (non-GAAP)

$ in millions	Q2 2017	Q2 2016
Gross Margin (GAAP)	$463	$446
Transformation/Restructuring Costs	4	4
Acquisition-related amortization of intangibles	12	15
Gross Margin (Non-GAAP)	$479	$465

Reconciliation of Gross Margin Rate (GAAP) to Gross Margin Rate (non-GAAP)

$ in millions	Q2 2017	Q2 2016
Gross Margin Rate (GAAP)	29.1%	27.5%
Transformation/Restructuring Costs	0.3%	0.2%
Acquisition-related amortization of intangibles	0.7%	1.0%
Gross Margin Rate (Non-GAAP)	30.1%	28.7%

Reconciliation of Operating Expenses (GAAP) to Operating Expenses (non-GAAP)

$ in millions	Q2 2017	Q2 2016
Operating Expenses (GAAP)	$285	$283
Transformation/Restructuring Costs	(4)	(7)
Acquisition-related amortization of intangibles	(16)	(17)
Acquisition-related costs	(1)	(1)
Operating Expenses (Non-GAAP)	$264	$258

Reconciliation of Income from Operations (GAAP) to Operating Income (non-GAAP)

$ in millions	Q2 2017	Q2 2016
Income from Operations (GAAP)	$178	$163
Transformation/Restructuring Costs	8	11
Acquisition-related amortization of intangibles	28	32
Acquisition-related costs	1	1
Operating Income (Non-GAAP)	$215	$207
Reconciliation of Operating Margin rate (GAAP) to Operating Margin rate (non-GAAP)

$ in millions	Q2 2017	Q2 2016
Operating Margin rate (GAAP)	11.2%	10.1%
Transformation/Restructuring Costs	0.5%	0.7%
Acquisition-related amortization of intangibles	1.7%	1.9%
Acquisition-related costs	0.1%	0.1%
Operating Margin rate (Non-GAAP)	13.5%	12.8%

Reconciliation of Other (Expense) (GAAP) to Other (Expense) (non-GAAP)

$ in millions	Q2 2017	Q2 2016
Other (Expense) (GAAP)	$(48)	$(58)
Divestiture and liquidation losses	—	5
Other (Expense) (Non-GAAP)	$(48)	$(53)

Reconciliation of Income Tax Expense (GAAP) to Income Tax Expense (non-GAAP)

$ in millions	Q2 2017	Q2 2016
Income Tax Expense (GAAP)	$33	$31
Transformation/Restructuring Costs	2	3
Acquisition-related amortization of intangibles	9	11
Acquisition-related costs	1	—
Income Tax Expense (Non-GAAP)	$45	$45

Reconciliation of Net Income from Continuing Operations Attributable to NCR (GAAP) to
Net Income from Continuing Operations Attributable to NCR (non-GAAP)

$ in millions	Q2 2017	Q2 2016
Net Income from Continuing Operations Attributable to NCR (GAAP)	$97	$76
Transformation/Restructuring Costs	6	8
Acquisition-related amortization of intangibles	19	21
Acquisition-related costs	—	1
Divestiture and liquidation losses	—	5
Net Income from Continuing Operations Attributable to NCR (Non-GAAP)	$122	$111

Reconciliation of Diluted Earnings Per Share (GAAP) to Non-GAAP Diluted Earnings Per Share (non-GAAP)

	Q2 2017 Actual	Q2 2016 Actual	FY 2017 Guidance (2)	Q3 2017 Guidance (2)
Diluted Earnings Per Share (GAAP) (1)	$0.64	$0.49	$2.20 - $2.32	$0.65 - $0.72
Transformation/Restructuring Costs	0.04	0.05	0.14 - 0.17	0.02 - 0.05
Acquisition-related amortization of intangibles	0.12	0.14	0.49	0.13
Acquisition-related costs	—	0.01	0.03	0.01
Deemed dividends related to Blackstone transaction	—	—	0.39	—
Divestiture and liquidation losses	—	0.03	—	—
Diluted Earnings Per Share (non-GAAP) (1)	$0.80	$0.72	$3.32 - $3.42	$0.88 - $0.93

(1)
Non-GAAP diluted EPS is determined using the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of weighted average diluted shares outstanding. GAAP EPS is determined using the most dilutive measure, either including the impact of dividends or deemed dividends on the Company's Series A Convertible Preferred Stock in the calculation of net income or loss available to common stockholders or including the impact of the conversion of the Series A Convertible Preferred Stock into common stock in the calculation of the weighted average diluted shares outstanding. Therefore, GAAP diluted EPS and non-GAAP diluted EPS may not mathematically reconcile.

(2)
Except for the adjustments noted herein, this guidance does not include the effects of any future acquisitions/divestitures, restructuring activities, pension mark-to-market adjustments, taxes or other events, which are difficult to predict and which may or may not be significant.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

$ in millions	Q2 2017 QTD	Q2 2016 QTD	Q2 2017 YTD	Q2 2016 YTD	2017 Guidance
Net cash provided by operating activities	$95	$121	$138	$144	$805 - $830
Total capital expenditures	(75)	(58)	(127)	(98)	(285)*
Net cash used in discontinued operations	(2)	(8)	(5)	(20)	(20)
Free cash flow	$18	$55	$6	$26	$500 - $525

* Note: The total capital expenditures of $285 million in 2017 includes $70 million related to the new world headquarters in Atlanta, Georgia. This $70 million is offset by $45 million of expected reimbursements by the lessor included in net cash provided by operating activities.

Reconciliation of Revenue Growth % (GAAP) to
Revenue Growth Adjusted Constant Currency % (non-GAAP)

	Three months ended June 30, 2017
	Revenue Growth % (GAAP)	Favorable (unfavorable) FX impact	Divestiture impact	Revenue Growth Adjusted Constant Currency % (non-GAAP)
Software License	(6)%	—%	—%	(6)%
Software Maintenance	—%	(1)%	—%	1%
Cloud	9%	—%	—%	9%
Professional Services	3%	(2)%	—%	5%
Software	3%	—%	—%	3%
Services	2%	(2)%	—%	4%
ATMs	(21)%	(1)%	—%	(20)%
SCO	37%	—%	—%	37%
POS	18%	(2)%	—%	20%
IPS	(91)%	—%	(70)%	(21)%
Hardware	(9)%	(1)%	(9)%	1%
Total Revenue	(2)%	(2)%	(3)%	3%

NCR CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in millions, except per share amounts)	Schedule A

	For the Periods Ended June 30
	Three Months		Six Months
	2017	2016	2017	2016
Revenue
Products	$618	$676	$1,172	$1,224
Services	975	944	1,899	1,840
Total Revenue	1,593	1,620	3,071	3,064
Cost of products	478	517	902	959
Cost of services	652	657	1,293	1,279
Total gross margin	463	446	876	826
% of Revenue	29.1%	27.5%	28.5%	27.0%
Selling, general and administrative expenses	227	229	456	453
Research and development expenses	58	50	125	103
Restructuring-related charges	—	4	—	6
Income from operations	178	163	295	264
% of Revenue	11.2%	10.1%	9.6%	8.6%
Interest expense	(41)	(43)	(80)	(89)
Other (expense), net	(7)	(15)	(14)	(25)
Total other (expense), net	(48)	(58)	(94)	(114)
Income before income taxes and discontinued operations	130	105	201	150
% of Revenue	8.2%	6.5%	6.5%	4.9%
Income tax expense	33	31	47	44
Income from continuing operations	97	74	154	106
Income from discontinued operations, net of tax	5	—	5	—
Net income	102	74	159	106
Net income attributable to noncontrolling interests	—	(2)	—	(2)
Net income attributable to NCR	$102	$76	$159	$108
Amounts attributable to NCR common stockholders:
Income from continuing operations	$97	$76	$154	$108
Dividends on convertible preferred stock	(12)	(13)	(24)	(24)
Deemed dividend on modification of convertible preferred stock	—	—	(4)	—
Deemed dividend on convertible preferred shares related to redemption	—	—	(58)	—
Net income from continuing operations attributable to NCR common stockholders	85	63	68	$84
Income from discontinued operations, net of tax	5	—	5	—
Net income attributable to NCR common stockholders	$90	$63	$73	$84
Net income per share attributable to NCR common stockholders:
Net income per common share from continuing operations
Basic	$0.70	$0.51	$0.56	$0.66
Diluted	$0.64	$0.49	$0.53	$0.65
Net income per common share
Basic	$0.74	$0.51	$0.60	$0.66
Diluted	$0.67	$0.49	$0.57	$0.65
Weighted average common shares outstanding
Basic	121.4	123.8	122.1	127.1
Diluted	152.7	154.5	127.2	129.6

(1) Diluted EPS is determined using the most dilutive measure, either including the impact of the dividends and deemed dividends on NCR's Series A Convertible Preferred Shares in the calculation of net income or loss per common share from continuing operations and net income or loss per common share or including the impact of the conversion of such preferred stock into common stock in the calculation of the weighted average diluted shares outstanding.

NCR CORPORATION REVENUE AND OPERATING INCOME SUMMARY (Unaudited) (in millions)	Schedule B

	For the Periods Ended June 30
	Three Months				Six Months
	2017	2016	% Change	% Change Adjusted Constant Currency	2017	2016	% Change	% Change Adjusted Constant Currency
Revenue by segment
Software	$464	$452	3%	3%	$916	$871	5%	6%
Software Gross Margin Rate	49.1%	51.5%			50.2%	51.0%
Services	588	574	2%	4%	1,145	1,117	3%	4%
Services Gross Margin Rate	25.3%	21.6%			23.7%	21.0%
Hardware	541	594	(9)%	1%	1,010	1,076	(6)%	7%
Hardware Gross Margin Rate	18.9%	18.2%			17.8%	16.9%
Total Revenue	$1,593	$1,620	(2)%	3%	$3,071	$3,064	—%	6%
Gross Margin Rate	30.1%	28.7%			29.7%	28.1%
Operating income by segment
Software	$128	$144			$253	$259
% of Revenue	27.6%	31.9%			27.6%	29.7%
Services	75	49			120	83
% of Revenue	12.8%	8.5%			10.5%	7.4%
Hardware	12	14			2	4
% of Revenue	2.2%	2.4%			0.2%	0.4%
Subtotal-segment operating income	$215	$207			$375	$346
% of Revenue	13.5%	12.8%			12.2%	11.3%
Other adjustments (1)	37	44			80	82
Total income from operations	$178	$163			$295	$264

(1)	The following table presents the other adjustments for NCR:

	For the Periods Ended June 30
	Three Months		Six Months
In millions	2017	2016	2017	2016
Transformation/Restructuring costs	$8	$11	$21	$15
Acquisition-related amortization of intangible assets	28	32	57	64
Acquisition-related costs	1	1	2	3
Total other adjustments	$37	$44	$80	$82

NCR CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except per share amounts)	Schedule C

	June 30, 2017	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$377	$401	$498
Accounts receivable, net	1,321	1,298	1,282
Inventories	828	800	699
Other current assets	290	281	278
Total current assets	2,816	2,780	2,757
Property, plant and equipment, net	304	288	287
Goodwill	2,736	2,732	2,727
Intangibles, net	618	645	672
Prepaid pension cost	107	100	94
Deferred income taxes	611	619	575
Other assets	575	561	561
Total assets	$7,767	$7,725	$7,673
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$267	$252	$50
Accounts payable	731	765	781
Payroll and benefits liabilities	205	181	234
Deferred service revenue and customer deposits	521	562	468
Other current liabilities	389	399	432
Total current liabilities	2,113	2,159	1,965
Long-term debt	3,015	3,076	3,001
Pension and indemnity plan liabilities	764	749	739
Postretirement and postemployment benefits liabilities	127	128	127
Income tax accruals	140	145	142
Other liabilities	161	143	138
Total liabilities	6,320	6,400	6,112
Redeemable noncontrolling interests	14	14	15
Series A convertible preferred stock: par value $0.01 per share, 3.0 shares authorized, 0.8 shares issued and outstanding as of June 30, 2017 and 0.9 shares issued and outstanding as of December 31, 2016	786	776	847
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 121.4 and 124.6 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	1	1	1
Paid-in capital	25	—	32
Retained earnings	806	716	867
Accumulated other comprehensive loss	(190)	(187)	(205)
Total NCR stockholders' equity	642	530	695
Noncontrolling interests in subsidiaries	5	5	4
Total stockholders' equity	647	535	699
Total liabilities and stockholders' equity	$7,767	$7,725	$7,673

NCR CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in millions)	Schedule D

	For the Periods Ended June 30
	Three Months		Six Months
	2017	2016	2017	2016
Operating activities
Net income	$102	$74	$159	$106
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(5)	—	(5)	—
Depreciation and amortization	87	86	172	175
Stock-based compensation expense	22	16	41	29
Deferred income taxes	7	15	4	20
Gain on sale of property, plant and equipment and other assets	(1)	—	(1)	—
Loss on divestiture	—	1	—	1
Impairment of long-lived and other assets	—	1	—	2
Changes in assets and liabilities:
Receivables	(11)	(69)	(28)	(121)
Inventories	(25)	(40)	(126)	(123)
Current payables and accrued expenses	(11)	35	(93)	4
Deferred service revenue and customer deposits	(46)	34	50	131
Employee benefit plans	(9)	(12)	(6)	(26)
Other assets and liabilities	(15)	(20)	(29)	(54)
Net cash provided by operating activities	95	121	138	144
Investing activities
Expenditures for property, plant and equipment	(32)	(15)	(43)	(24)
Additions to capitalized software	(43)	(43)	(84)	(74)
Proceeds from divestiture	—	47	—	47
Other investing activities, net	1	—	—	(8)
Net cash used in investing activities	(74)	(11)	(127)	(59)
Financing activities
Short term borrowings, net	10	10	13	1
Payments on term credit facilities	(14)	(17)	(25)	(73)
Payments on revolving credit facilities	(420)	(251)	(615)	(431)
Borrowings on revolving credit facilities	375	195	855	706
Debt issuance costs	—	—	—	(8)
Repurchases of Company common stock	—	(37)	(350)	(250)
Proceeds from employee stock plans	5	3	8	6
Tax withholding payments on behalf of employees	(2)	(1)	(24)	(7)
Other financing activities	(1)	—	(1)	—
Net cash used in financing activities	(47)	(98)	(139)	(56)
Cash flows from discontinued operations
Net cash used in discontinued operations	(2)	(8)	(5)	(20)
Effect of exchange rate changes on cash and cash equivalents	4	(5)	12	(5)
(Decrease)/increase in cash and cash equivalents	(24)	(1)	(121)	4
Cash and cash equivalents at beginning of period	401	333	498	328
Cash and cash equivalents at end of period	$377	$332	$377	$332